Exhibit 99.1

Coach Reports 2Q Earnings; Maintains Brand Positioning

Reduces U.S. New Store Growth Plans

NEW YORK--(BUSINESS WIRE)--January 21, 2009--Coach, Inc. (NYSE: COH), a leading marketer of modern classic American accessories, today announced a decrease of 3% in earnings per diluted share to $0.67 for its second fiscal quarter ended December 27, 2008, down from $0.69 per diluted share a year ago. This decrease in earnings from the prior year’s second quarter reflected a 2% decline in net sales.

In the second quarter, net sales were $960 million compared with the $978 million reported in the same period of the prior year. Excluding the positive currency effects from translating foreign-denominated sales into U.S. dollars, net sales decreased 4% in the second quarter. Net income declined 14% to $217 million, or $0.67 per diluted share, compared with $252 million, or $0.69 per diluted share in the prior year.

Lew Frankfort, Chairman and Chief Executive Officer of Coach, Inc. said, “Despite this being the most difficult holiday season our company has experienced during my 30-year tenure, we were able to report second quarter sales and earnings per share that were only slightly lower than prior year. The heavily promotional atmosphere against a deteriorating economic backdrop impacted both traffic and conversion rates in our retail stores and department store locations and ultimately led to weaker-than-expected sales. Importantly, we achieved our goal of providing consumers with truly innovative product offering compelling value, while holding true to our full-priced proposition by not discounting in our retail stores to protect our brand integrity.”

“During this period of economic turmoil, we will continue to plan cautiously, as our financial strength affords us the ability to manage our business for the long-term. Our brand is vibrant, our leadership position intact, and we will continue to adapt our strategies to a much more price sensitive consumer.”

For the second fiscal quarter, operating income totaled $348 million, down 14% from the $403 million reported in the comparable year ago period, while the operating margin was 36.3% versus 41.2% reported for the prior year. During the quarter, gross profit declined 6% to $692 million from $737 million a year ago. Gross margin was 72.1% versus 75.4% a year ago, impacted by deeper factory store promotions, as well as channel mix and our sharper pricing initiative in full price. SG&A expenses as a percentage of net sales increased to 35.8%, compared to the 34.2% reported in the year-ago quarter.

The company also announced that during the second fiscal quarter, it repurchased and retired 6,052,724 shares of its common stock at an average cost of $17.08, spending a total of $103 million. At the end of the period, $760 million was available under the company’s repurchase authorization.

For the six months ended December 27, 2008, net sales were $1.71 billion, up 4% from the $1.65 billion reported in the first six months of fiscal 2008. Excluding the positive currency effects from translating foreign-denominated sales into U.S. dollars, net sales increased 1% for the six-month period. Net income totaled $363 million, down 11% from the $407 million reported a year ago, while earnings per share rose 1% to $1.10 from $1.09.

Second fiscal quarter sales results in each of Coach’s primary channels of distribution were as follows:

  Direct-to-consumer sales increased 2% to $818 million from $803 million last year, which included a 1% decline in sales from new and existing Coach stores in North America. North American comparable store sales for the quarter declined 13.2%. In Japan, sales fell 1% on a constant-currency basis, while dollar sales rose 15% driven by a stronger yen. China sales remained robust, as POS sales continued to comp at a double-digit rate.
  Indirect sales decreased 19% to $143 million in the second quarter from the $176 million reported for the prior year. This decline was primarily due to reduced shipments into U.S. department stores, as the company continues to tightly manage inventories in that channel given weak sales at POS. International POS sales rose during the period, notably in locations focused on the domestic consumer, driven by distribution.

During the second quarter of fiscal 2009, the company opened six retail stores and three factory stores in North America, bringing the total to 324 retail stores and 106 factory stores as of December 27, 2008. In addition, two retail stores and one factory store were expanded. In Japan, Coach opened one shop-in-shop and one factory store, taking the total to 160 at the end of the quarter.

Mr. Frankfort continued, “As intended, we significantly intensified our degree of innovation during the quarter leading with Madison – which was updated with new colors during the season - followed by Soho, Amanda and Leah. While many of our customers responded positively to these new offerings, the significantly depressed backdrop and barrage of poor economic news clearly impacted consumer spending. Additionally, we stood virtually alone among retailers in maintaining our long-standing practice of not discounting in our retail stores in order to protect our brand proposition.”

“During the Spring, we will continue to offer our customers an enhanced level of newness with collections such as Penelope, which launched the day after Christmas. Rounding out the third quarter introductions will be Heritage Stripe in February, and the new Parker collection in March. We’re also expanding our sharper pricing initiative to increase our selection of product across a variety of price points, offering exceptional value to a consumer who is clearly more reluctant to spend.”

“While we believe our Spring product is quite powerful and will build a foundation for future seasons, our enthusiasm is tempered by what is inevitably going to be a prolonged period of weak consumer spending. Therefore, while we remain focused on innovation to support productivity, we are continuing to exercise disciplined expense control, reacting swiftly to changing business conditions, investing where prudent and cutting costs as appropriate. To this end, we have revisited our domestic store opening goals for FY10 with an eye toward reducing the number of new stores from our current run rate of 40 North American retail locations per annum to about 20, while also suspending retail store expansions. At the same time, we will continue to implement our distribution growth plans to capture the emerging market opportunity with a particular focus on China, where our growth remains strong.”

“In summary, while we are not providing guidance for the balance of the fiscal year, it’s important to underscore that we have confidence in our ability to nimbly manage our business. Coach is financially solid and we are well positioned to manage through this economic downturn. We have a strong, essentially debt-free balance sheet, significant cash position, and, despite current lower overall spending, we continue to grow our leading market share in the U.S. handbag and accessory category. This is a category that has increased in importance in wardrobing, benefitting from a shift away from apparel and other women’s categories. This reinforces our confidence in our overall brand proposition and long-term growth strategies.”

Coach will host a conference call to review second fiscal quarter results at 8:30 a.m. (ET) today, January 21, 2009. Interested parties may listen to the webcast by accessing www.coach.com/investors on the Internet or dialing into 1-888-405-2080 and asking for the Coach earnings call led by Andrea Shaw Resnick, SVP of Investor Relations & Corporate Communications. A telephone replay will be available starting at 12:00 noon today, for a period of five business days. The number to call is 1-866-352-7723. A webcast replay of this call will be available for five business days on the Coach website.

Coach, with headquarters in New York, is a leading American marketer of fine accessories and gifts for women and men, including handbags, women’s and men’s small leathergoods, business cases, weekend and travel accessories, footwear, watches, outerwear, scarves, sunwear, fragrance, jewelry and related accessories. Coach is sold worldwide through Coach stores, select department stores and specialty stores, through the Coach catalog in the U.S. by calling 1-800-223-8647 and through Coach’s website at www.coach.com. Coach’s shares are traded on the New York Stock Exchange under the symbol COH.

This press release contains forward-looking statements based on management's current expectations. These statements can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "intend," "estimate," "are positioned to," "continue," "project," "guidance," “target,” "forecast," "anticipated," or comparable terms. Future results may differ materially from management's current expectations, based upon risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs, etc. Please refer to Coach’s latest Annual Report on Form 10-K for a complete list of risk factors.

COACH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters and Six Months Ended December 27, 2008 and December 29, 2007
(in thousands, except per share data)
(unaudited)

	QUARTER ENDED		SIX MONTHS ENDED
	December 27,	December 29,	December 27,	December 29,
	2008	2007	2008	2007

Net sales	$960,256	$978,017	$1,712,785	$1,654,735

Cost of sales	268,220	240,745	462,556	399,242

Gross profit	692,036	737,272	1,250,229	1,255,493

Selling, general and administrative expenses	343,673	334,209	668,380	613,672

Operating income	348,363	403,063	581,849	641,821

Interest income, net	532	10,568	3,178	25,564

Income before provision for income taxes and discontinued operations	348,895	413,631	585,027	667,385

Provision for income taxes	131,989	161,314	222,310	260,282

Income from continuing operations	216,906	252,317	362,717	407,103

Income from discontinued operations, net of income taxes	-	-	-	20

Net income	$216,906	$252,317	$362,717	$407,123

Net income per share

Basic

Continuing operations	$0.67	$0.70	$1.11	$1.11

Discontinued operations	-	-	-	0.00

Net income	$0.67	$0.70	$1.11	$1.11

Diluted

Continuing operations	$0.67	$0.69	$1.10	$1.09

Discontinued operations	-	-	-	0.00

Net income	$0.67	$0.69	$1.10	$1.09

Shares used in computing net income per share

Basic	323,655	362,167	327,881	366,412

Diluted	325,168	366,569	329,716	372,162
COACH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At December 27, 2008, June 28, 2008 and December 29, 2007
(in thousands)
(unaudited)

	December 27,	June 28,	December 29,
	2008	2008 (1)	2007 (1)
ASSETS

Cash, cash equivalents and short-term investments	$424,153	$698,905	$891,261
Receivables	192,024	106,738	142,095
Inventories	383,081	318,490	275,163
Other current assets	221,579	235,085	146,974

Total current assets	1,220,837	1,359,218	1,455,493

Long-term investments	6,000	8,000	-
Property and equipment, net	600,437	464,226	407,622
Other noncurrent assets	510,687	415,909	422,552

Total assets	$2,337,961	$2,247,353	$2,285,667

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$125,650	$134,726	$77,355
Accrued liabilities	391,260	315,930	335,165
Subsidiary credit facilities	1,896	-	14,200
Current portion of long-term debt	503	285	285

Total current liabilities	519,309	450,941	427,005

Long-term debt	25,076	2,580	2,580
Other liabilities	327,565	303,457	298,238

Stockholders' equity	1,466,011	1,490,375	1,557,844

Total liabilities and stockholders' equity	$2,337,961	$2,247,353	$2,285,667

(1) Amounts presented differ from amounts previously reported due to change in accounting principle. On June
29, 2008, the Company changed its method of accounting for inventories of Coach Japan from last-in, first-out to first-in, first out.

CONTACT:
Coach
Analysts & Media:
Andrea Shaw Resnick, 212-629-2618
SVP Investor Relations & Corporate Communications